                                                            [EXECUTION VERSION]


                         TRANSACTION SUPPORT AGREEMENT

                  This Transaction Support Agreement, dated as of June 11, 2002 (this "Agreement"), is made by and among Cemex, S.A. de C.V., a Mexico corporation ("Parent"), Tricem Acquisition, Corp., a Puerto Rico corporation ("Purchaser"), and the stockholder of Puerto Rican
Cement Company, Inc., a Puerto Rico corporation (the "Company"), identified on the signature page hereto (the "Stockholder").

                             W I T N E S S E T H:

                  WHEREAS, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"; capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement), pursuant to which (i) Purchaser shall commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the "Offer") to acquire each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Common Stock") in exchange for a net amount of $35.00 in cash (the "Offer Price") in accordance with and subject to the terms and conditions of the Merger Agreement and the Offer; and (ii) following consummation of the Offer, the Company shall merge with Purchaser (the "Merger");

                  WHEREAS, the Stockholder is the record or beneficial owner of the number of shares of Common Stock set forth on Schedule A hereto (all such shares of Common Stock and any shares of Common Stock hereafter acquired by the Stockholder, the "Shares");

                  WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholder agree to enter into this Agreement and certain other stockholders of the Company agree to enter into similar Transaction Support Agreements; and

                  WHEREAS, the Stockholder wishes to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholder is willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                TENDER OF SHARES

                  Section 1.01 Tender of Shares. The Stockholder agrees to promptly (and, in any event, not later than two Business Days prior to the scheduled expiration date of the Offer) tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn (except following the termination of the Offer in accordance with its terms), all of the Shares. The Stockholder acknowledges and agrees that Purchaser's obligation to accept for payment shares of Common Stock in the Offer, including any Shares tendered by a Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

                                  ARTICLE II

                                VOTING AGREEMENT

                  Section 2.01 Voting Agreement. The Stockholder hereby agrees that, from and after the date hereof and until the date (the "Voting Termination Date") that is the later of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Option Termination Date (as defined below), if any, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) all the Shares (i) in favor of adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Takeover Proposal or Superior Proposal) that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement. Any vote by the Stockholder that is not in accordance with this Section 2.01 shall be considered null and void, and the provisions of Section 2.02 shall be deemed to take immediate effect.

                  Section 2.02 Irrevocable Proxy. If, and only if, the Stockholder fails to comply with the provisions of Section 2.01, the Stockholder hereby agrees that such failure shall result, without any further action by the Stockholder effective as of the date of such failure, in the constitution and appointment of Parent and each of its executive officers from and after the date of such determination until the Voting Termination Date (at which point such constitution and appointment shall automatically be revoked) as the Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with


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

respect to all the Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. The Stockholder hereby revokes all other proxies and powers of attorney with respect to all the Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

                                  ARTICLE III

                                   THE OPTION

                  Section 3.01 Grant of Option. The Stockholder hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all of the Shares (the "Option Shares") at a purchase price per Share (the "Purchase Price") equal to $35.00, less the value of any dividends per Option Share declared or paid from and after the date of this Agreement through the end of the Option Exercise Period and subject to adjustment pursuant to Section 7.13(a), other than any dividends paid in accordance with clause (A) of Section 8.2(b)(3) of the Merger Agreement.

                  Section 3.02 Payment of the Purchase Price. The Purchase Price shall be payable by Parent in cash by wire transfer in immediately available funds to a bank account to be designated by the Stockholder in a written notice to Parent at least two Business Days prior to the Closing Date (as defined below).

                  Section 3.03      Exercise of Option.

                           (a) If either (i) a Termination Fee has been paid or
is payable pursuant to Section 10.3 of the Merger Agreement, (ii) the Merger Agreement is terminated as a result of the failure to satisfy the Minimum Condition (as defined in the Merger Agreement) to the Offer and at or prior to the time of such termination it has become publicly known that a Takeover Proposal has been made or (iii) if a Subsequent Amendment (as defined in the Merger Agreement) is received by the Company or becomes publicly known, then each of the Options shall become exercisable by Parent for a period (the "Option Exercise Period") commencing on the earlier of the date on which a Subsequent Amendment is received by Company or becomes publicly known and the date on which the Merger Agreement is terminated and ending at 11:59 p.m. (New York time) on the 30th day following the date on which the Merger Agreement is terminated (the day on which the Option Exercise Period ends, the "Option Termination Date"). The


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Options shall be exercisable in whole but not in part, and in no event shall
Parent be permitted to exercise an Option with respect to the Shares unless Parent concurrently exercises all Options to purchase the shares of Common Stock subject to each Transaction Support Agreement from all stockholders who have executed a Transaction Support Agreement.

                           (b) If Parent wishes to exercise the Options during
the Option Exercise Period, Parent shall send a written notice (the "Exercise Notice") to the Stockholder of its intention to exercise the Stockholder's Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing of such purchase (the "Closing"). The Closing Date shall, subject to satisfaction of the conditions in paragraph (d), occur on the later of (i) the third Business Day after the date on which such Exercise Notice is delivered and (ii) one Business Day following the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the purchase and sale of the Shares hereunder.

                           (c) At the Closing, (i) the Stockholder shall
deliver to Parent (or its designee) the Shares by delivery of a certificate or certificates evidencing such Shares duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed, and (ii) Parent shall pay for the Shares in accordance with Section 3.02.

                           (d) The Closing shall be subject to the satisfaction
or, in the case of clause (iii) below, waiver by the Stockholder of each of the following conditions:

                                    (i) no Governmental Authority shall have
         enacted, issued, promulgated, enforced or entered any Law that is then in effect and no order of any Governmental Authority shall have been entered or be in effect, in either case that has the effect of making the acquisition of the Shares by Parent illegal or otherwise restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options; and

                                    (ii) any waiting period under the HSR Act
         applicable to the consummation of the purchase and sale of the Shares hereunder shall have expired or been terminated.

                           (e) At the Closing, (i) the Stockholder will deliver
good and valid title to the Shares free and clear of any Liens and, upon delivery to Parent of such Shares and payment for the Purchase Price therefor as contemplated herein, Parent will receive good, valid and marketable title to the Shares free and clear of any Liens, and (ii) Parent shall deliver to the Stockholder the Purchase Price.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER


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                  The Stockholder hereby represents and warrants to Parent and to Purchaser as follows:

                  Section 4.01 Organization, Authority and Qualification of the Stockholder. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.

                  Section 4.02      No Conflict; Required Filings and Consents.

                           (a) The execution and delivery of this Agreement by
the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the certificate of incorporation and by-laws, agreement of limited partnership, limited liability company agreement or equivalent organizational documents, as the case may be, of the Stockholder, (ii) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected or
(iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Stockholder, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                           (b) The execution and delivery of this Agreement by
the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and the premerger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations


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

or permits, or to make such filings or notifications, would not prevent or materially delay the ability of the Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                  Section 4.03 Ownership of Shares. As of the date hereof, the Stockholder is the record or beneficial owner of, and has good title to, the number of Shares set forth on Schedule A hereto. Except as set forth on Schedule A, the Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholder as of the date hereof and the Stockholder does not have any option or other right to acquire any other securities of the Company. The Shares owned by the Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by the Stockholder.

                  Section 4.04 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

                  Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Each of Parent and Purchaser hereby severally but not jointly represents and warrants to the Stockholder as to itself as follows:

                  Section 5.01 Organization, Authority and Qualification. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of its obligations hereunder and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of Parent and

Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

                  Section 5.02      No Conflict; Required Filings and Consents.

                           (a) The execution and delivery of this Agreement by
each of Parent and Purchaser do not, and the performance of this Agreement by each of Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation and by-laws of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in Section 5.02(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Parent or Purchaser, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                           (b) The execution and delivery of this Agreement by
each of Parent and Purchaser do not, and the performance of this Agreement by each of Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the premerger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                                  ARTICLE VI

                          COVENANTS OF THE STOCKHOLDER

                  Section 6.01 No Disposition or Encumbrance of Shares. The Stockholder hereby agrees that, except as contemplated by this Agreement, the Stockholder shall not (i) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of the Shares (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of the Stockholder herein untrue or


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incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations hereunder.

                  Section 6.02      No Solicitation of Transactions.
The Stockholder shall not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal; provided, however, that nothing herein shall prevent any director, officer or stockholder of the Stockholder from acting in his or her capacity as a director of the Company, or taking any action in such capacity (including at the direction of the Company Board), but only in either such case as and to the extent permitted by Section 8.5 of the Merger Agreement. The Stockholder shall, and shall direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal.

                  Section 6.03 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Purchaser and the Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

                  Section 6.04 Information for Offer Documents and Proxy Statement; Disclosure. The Stockholder covenants and agrees that none of the information relating to the Stockholder and its affiliates for inclusion in the
Schedule 14D-9, the Offer Documents or, if applicable, the Proxy Statement that has been furnished to Parent by the Stockholder for inclusion in such documents will, at (i) the time the Schedule 14D-9 or the Proxy Statement (or any amendment or supplement thereto) is first filed with the SEC or mailed to stockholders of the Company or (ii) the time of the Company Stockholders Meeting (in the case of information included in the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if applicable, the Proxy Statement and any related filings under applicable securities Laws the Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information regarding the Stockholder as required by applicable Law.

                                  ARTICLE VII

                                 MISCELLANEOUS


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                  Section 7.01      Notices. All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

                           (a)      if to the Stockholder:

                                    PO Box 9066590
                                    San Juan, PR 00906-6590

                           (b)      if to Parent or Purchaser:

                                    c/o CEMEX 590 Madison Avenue 41st Floor
                                    New York, NY 10022
                                    Telecopy: (212) 317-6047
                                    Attention: Jill Simeone

                                    and

                                    CEMEX, S.A. de C.V.
                                    Ave. Constitucion 444 Pte.
                                    Monterrey, NL, Mexico  64000
                                    Telecopy: 011-52818-328-3082
                                    Attention: Ramiro Villarreal

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036-6522
                                    Facsimile No:  (212) 735-2000
                                    Attention:  Randall H. Doud

                                    and

                                    Rivera, Tulla & Ferrer
                                    50 Quisqueya Street
                                    San Juan, Puerto Rico  00917
                                    Telecopy: (787) 767-5784
                                    Attention: Eric Tulla

                  Section 7.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and by the Merger Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

                  Section 7.03 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder.

                  Section 7.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 7.10 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 7.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

                  Section 7.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the Corporation Law of the Commonwealth of Puerto Rico). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

                  Section 7.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the others hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.07.

                  Section 7.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 7.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 7.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Notwithstanding the foregoing, the provisions of this Agreement shall not be amended without the prior written consent of the Company.

                  Section 7.11 Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 7.12 Costs and Expenses of This Agreement and the Merger Agreement. All costs and expenses of the parties hereto, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  Section 7.13      Adjustments.

                           (a) In the event (i) of any increase or decrease or
other change in the Shares by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) that a Stockholder becomes the beneficial owner of any additional shares of Common Stock or other securities of the Company, then (x) the terms of this Agreement shall apply to the shares of capital stock and other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial owner thereof


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

pursuant to clause (ii), and (y) the Purchase Price shall be equitably adjusted to reflect the impact of any event described in clause (i).

                           (b) The Stockholder hereby agrees to promptly notify
Parent and Purchaser of the number of any new Shares or other securities acquired by the Stockholder, if any, after the date hereof.

                 [Remainder of Page Intentionally Left Blank.]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              CEMEX, S.A. DE C.V.


                              By:   /s/ Hector Medina
                                    -----------------------------
                              Name:   Hector Medina
                              Title:  Executive Vice President



                             TRICEM ACQUISITION, CORP.


                             By:  /s/ Philippe Gastone
                                 --------------------------------
                             Name:  Philippe Gastone
                             Title: Vice-President


                             FERRE INVESTMENT FUND, INC.


                             By:   /s/ Antonio Luis Ferre
                                  -------------------------------
                             Name:  Antonio Luis Ferre
                             Title: Chairman

                                                                     SCHEDULE A


                        NUMBER OF SHARES OF COMMON STOCK
                                    282,854